Exhibit 99.1

Meridian Bancorp, Inc. Receives Regulatory Approvals

for Acquisition of Meetinghouse Bancorp, Inc.

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (December 18, 2017): Meridian Bancorp, Inc. (“Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank, announced today that it has received the requisite regulatory approvals and waivers from the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Massachusetts Division of Banks necessary to complete the acquisition of Meetinghouse Bancorp, Inc. and the related merger of Meetinghouse Bank with and into East Boston Savings Bank.

The transaction is expected to close on December 29, 2017 and is subject to customary closing conditions. Until the transaction closing date, each institution will continue serving customers and daily operations will remain as usual.

About Meridian Bancorp, Inc.

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 31 full-service locations in the greater Boston metropolitan area. East Boston Savings Bank offers a variety of deposit and loan products to individuals and businesses located in its primary market, which consists of Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on Meridian’s current expectations, estimates and projections about future events. This includes statements regarding the timing of the merger completion, the business plans and integration efforts once the transaction is complete, Meridian’s ability to expand its services and realize growth and efficiencies through the acquisition of Meetinghouse and Meetinghouse Bank, Meridian’s expectations regarding the internal rate of return on the acquisition, merger-related expenses and the impact of the transaction on Meridian’s earnings, market share and capital position. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether each of the other conditions to closing set forth in the merger agreement will be met, Meridian’s ability to integrate Meetinghouse Bank as planned and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. Meridian undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, other risks and uncertainties may be described in Meridian’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Meridian assumes no obligation to update any forward-looking statements.